NEWS RELEASE

FOR IMMEDIATE RELEASE:

ParkerVision, Inc. Receives NASDAQ Notice of Minimum Bid Price Non-Compliance

JACKSONVILLE, Fla., November 4, 2011 – ParkerVision, Inc. (Nasdaq: PRKR), a developer and marketer of semiconductor technology solutions for wireless applications, announced today that on  November 2, 2011 it received a notice from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) stating that, for the last 30 consecutive business days, the closing bid price for the Company’s common stock had been below the minimum of $1.00 per share required for continued inclusion on the Nasdaq Capital Market under Nasdaq Listing Rule 5500(a)(2). The notification letter stated that the Company would be afforded 180 calendar days, or until April 30, 2012, to regain compliance with the minimum bid price requirement.  In order to regain compliance, the bid price for shares of the Company’s common stock must close at $1.00 per share or more for a minimum of ten consecutive business days.

The notification letter has no effect at this time on the listing of the Company’s common stock on the Nasdaq Capital Market.  ParkerVision’s common stock will continue to trade on the Nasdaq Capital Market under the symbol “PRKR.”

The Company intends to actively monitor the bid price for its common stock between now and April 30, 2012, and will consider all available options to regain compliance with the Nasdaq minimum bid price requirement.

About ParkerVision, Inc.

ParkerVision, Inc. designs, develops and markets its proprietary RF technologies, which enable advanced wireless communications for current and next generation mobile communications networks. Its solutions for wireless transfer of radio frequency (RF) waveforms enable significant advancements in wireless products, addressing the needs of the cellular industry for efficient use of power, reduced cost and size, greater design simplicity and enhanced performance in mobile handsets as the industry migrates to next generation networks. ParkerVision is headquartered in Jacksonville, Florida.  For more information please visit www.parkervision.com. (PRKR-G)

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in ParkerVision’s SEC reports, including the Form 10-K for the year ended December 31, 2010 and the Forms 10-Q for the periods ended March 31, 2011 and June 30, 2011.  These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:
Cindy Poehlman		Ron Stabiner
Chief Financial Officer	or	Vice President
ParkerVision, Inc.		The Wall Street Group, Inc.
904-732-6100, cpoehlman@parkervision.com		212-888-4848, rstabiner@thewallstreetgroup.com

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